Exhibit 99.2
Motorola Appoints Edward J. Fitzpatrick Acting CFO
SCHAUMBURG, Ill. – February 3, 2009 – Motorola, Inc. (NYSE: MOT) today announced that Edward J. Fitzpatrick, senior vice president and corporate controller, has been named to the additional role of acting chief financial officer, effective immediately, replacing Paul J. Liska, former chief financial officer. The Company has initiated a search to identify a replacement.
“We appreciate the contributions Paul made toward the Company’s planned separation and in managing our cost- reduction activities,” said Greg Brown, Motorola’s president & co-chief executive officer and CEO of Broadband Mobility Solutions, and Sanjay Jha, co-chief executive officer and CEO of Mobile Devices.
Mr. Fitzpatrick is senior vice president and corporate controller, responsible for accounting, financial reporting, budgeting, financial controls, compliance with Sarbanes-Oxley and Securities and Exchange Commission (SEC) rules, and financial operations. Previously, Mr. Fitzpatrick was corporate vice president of finance for the Home & Networks Mobility business. Prior to that position, he served as vice president and controller for the Networks & Enterprise and the Government & Enterprise Mobility Solutions businesses. Prior to joining Motorola, he was a senior manager at Price Waterhouse.
Mr. Fitzpatrick received a master’s degree in business administration from Wharton School of Business and holds a bachelor’s degree in accounting from Pennsylvania State University. He also became a Certified Public Accountant in 1990.
About Motorola
Motorola is known around the world for innovation in communications and focused on advancing the way the world connects. From broadband communications infrastructure, enterprise mobility and public safety solutions to high-definition video and mobile devices, Motorola is leading the next wave of innovations that enable people, enterprises and governments to be more connected and more mobile. Motorola (NYSE: MOT) had sales of US $30.1 billion in 2008. For more information, please visit www.motorola.com.
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Media contact:
Jennifer Erickson
Motorola, Inc.
+1 847-435-5320
jennifer.erickson@motorola.com
Investor contact:
Dean Lindroth
Motorola, Inc.
+1 847-576-6899
dean.lindroth@motorola.com